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                                                                    EXHIBIT 6(a)


                            THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                 COMPOSITE ARTICLES OF INCORPORATION


                                        Organized June 12, 1905

                                                 Under

                            Act of Indiana Legislature entitled

                          "An act for the incorporation of life insurance companies on either the stock or mutual plan, defining their powers and prescribing their duties and the duties of certain officers in connection therewith, providing penalties for the violation of this act and declaring an emergency"

                                           approved February 10, 1899








                    [Compiled by Paul J. Sauerteig, 30 March 1973 as approved by

                        Samuel P. Adams, Vice President and Secretary
                        Thomas G. Thornbury, Vice President and General Counsel]
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                           ARTICLES OF INCORPORATION
                                       OF
                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

          The undersigned, citizens of the State of Indiana, hereby associate themselves together in accordance with the provisions of an Act of the General Assembly of the State of Indiana, entitled, "An Act for the incorporation of life insurance companies on either the stock or the mutual plan, defining their powers and prescribing their duties and the duties of certain officers in connection therewith, providing penalties for the violation of this Act, and declaring an emergency." Approved February 10th, 1899, for the purpose of forming an incorporated Life Insurance Company under the following Articles of
Incorporation:



                                   ARTICLE I.

          The name of this corporation shall be The Lincoln National Life Insurance Company.



                                  ARTICLE II.

          Said Company shall be a stock Company, and shall be established and located in the City of Fort Wayne, Allen County, Indiana, but may extend its business to all parts of said State of Indiana, and into the other States and Territories of the United States and into foreign countries.
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                                  ARTICLE III.

          The common capital stock of said corporation shall be $25,000,000, divided into shares of $2.50 each.


                                  ARTICLE IV.

          The general objects of said Corporation shall be and are (a) to insure the lives of persons and to make every insurance appertaining thereto or connected therewith, including insurance against permanent mental or physical disability resulting from accident or disease, or against accidental death, combined with a policy for life insurance, and to grant, purchase or dispose of annuities; and (b) to insure against bodily injury, disease or death by accident and against disablement resulting form sickness and every insurance appertaining thereto; and for such purposes said Corporation shall have the right to exercise and enjoy all and singular the powers and privileges granted or prescribed by said Act of the General Assembly of the State of Indiana and by the laws of said State.

          The said Corporation shall have the power to issue participating and nonparticipating policies covering life insurance and annuities. All policies issued directly by said Corporation on a participating basis shall be subject to the following:

          (a) In determining the gross profits from said participating business the losses/1/ and expenses chargeable thereto shall be only the losses and expenses incurred in conducting such business.

          (b) The amount that may be taken in any year from said participating business

--------------------------
/1/  Sic
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                        for the benefit of stockholders or for credit to their
                        account shall be limited to ten percent (10%) of the gross profits for such year on said participating business.

          The foregoing limitation shall not apply to reinsurance in any form or to the participating life insurance and annuities issued by any other company or association which may be reinsured by this Corporation or acquired by it through purchase, merger or consolidation.



                                   ARTICLE V.

          The duration of said corporation hereby incorporated shall be perpetual.

           IN WITNESS WHEREOF, we have hereunto subscribed our names this 29th day of May 1905.



                        Sam'l M. Foster                 W. J. Vesey
                        Simon J. Straus                 Gustave A. Rabus
                        E. W. Cook                      Ben Lehman
                        Robert S. Taylor                Henry Beadell
                        H. C. Rockhill                  Frank K. Safford
                        F. L. Smock                     M. J. Blitz
                        R. B. Hanna                     Perry A. Randall
                        Hubert Berghoff                 Wm. B. Paul
                        Paul Mossman                    W. E. Doud
                        Jacob Funk                      F. L. Jones
                        Robt. Millard                   E. W. Dodez
                        M. F. Moellering                Aaron Rothchild
                        Geo. W. Beers                   J. W. White
                        J. M. McKay                     Calvin H. English
                        Charles F. Pfeiffer             B. D. Angell
                        Newton W. Gilbert               Arthur F. Hall
                                                        Daniel B. Ninde



State of Indiana  )
                  ) SS:
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Allen County    )

          Personally appeared before me, H. W. Ninde, a Notary Public in and for said County and State, Sam'l. M. Foster, Simon J. Straus, E. W. Cook, Robert S. Taylor, H. C. Rockhill, F. L. Smock, R. B. Hanna, Hubert Berghoff, Paul Mossman, Jacob Funk, Rob't. Millard, M. F. Moellering, Geo W. Beers, J. M. McKay, Charles
F. Pfeiffer, Newton W. Gilbert, W. J. Vesey, Gustave A. Rabus, Ben Lehman, Henry Beadell, Frank K. Safford, M. J. Blitz, Perry A. Randall, Wm. B. Paul, W. E. Doud, F. L. Jones, E. W. Dodez, Aaron Rothchild, J. W. White, Calvin H. English,
B. D. Angell, and acknowledged the execution of the foregoing to be their voluntary act and deed.

          WITNESS my hand and notarial seal this 29th day of May 1905.


                                            H. W. Ninde, Notary Public
(SEAL)                                      My Commission expires Jan. 12, 1909.
State of Indiana  )
                  ) SS.
Marion County     )

          Personally appeared before me, Minnie C. Morgan, a Notary Public in and for said County and State, Arthur F. Hall and Daniel B. Ninde, and acknowledged the execution of the foregoing to be their voluntary act and deed.

          Witness my hand and notarial seal, this 1st. day of June, 1905.

                                            Minnie C. Morgan

                                                   Notary Public
(SEAL)
My commission expires
      January 14, 1907.


                                    FILED

                                 June 12, 1905

                       Daniel E. Storms, Sec'y. of State